Easy Money Holding Corporation               This document constitutes part of a
                                             prospectus covering securities that
                                             have   been  registered  under  the
                                             Securities Act of 1933, as amended.
                                             The  date  of   this  document   is
                                             September 26, 2002

                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-81722


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 29, 2002)

                         EASY MONEY HOLDING CORPORATION

                                  Common Stock
                    - - - - - - - - - - - - - - - - - - - - -

        You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF OUR PROSPECTUS DATED MARCH 29, 2002 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

        This is an initial public offering of our common stock. The offering is on a best efforts basis. There is no underwriter and the officers and directors are selling the offering of 100,000 to 2,000,000 shares of our common stock at $2.50 per share, a price arbitrarily determined by our board of directors. Until we sell a minimum of 100,000 shares, we will deposit all proceeds in an escrow account. If we do not sell the minimum within 180 days of the date of the related prospectus, we will return all proceeds without interest. It is possible that persons affiliated with us will purchase an undetermined number of shares to assist us in reaching the minimum. We will not extend the offering. There is no public market for our common stock. We have applied for listing on the OTC Bulletin Board under the symbol "EMHC."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             -------------------------------------------------------

          The date of this prospectus supplement is September 26, 2002.

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
        This prospectus supplement is part of an amended Form SB-2 registration statement that we filed with the Securities and Exchange Commission on April 1, 2002. This prospectus supplement supplements information provided in our prospectus dated March 29, 2002.

        We filed our registration statement on Form SB-2, so we cannot incorporate by reference documents filed with the Commission after our Form SB-2 registration statement was filed.Since we filed our amended Form SB-2 registration statement, we have filed with the Commission the following documents, which are attached as exhibits to and constitute a part of this prospectus supplement:

         o Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on May 23, 2002;

         o Form 10-QSB for the period ended March 31, 2002, filed with the Securities and Exchange Commission on May 29, 2002; and

         o Form 10-QSB for the period ended June 30, 2002, filed with the Securities and Exchange Commission on August 15, 2002.

        In addition, we have added a new member to our Board of Directors. In July 2002, our Board of Directors appointed Jerry Greenberg as a new member of our Board. Mr. Greenberg's initial term will last until the next annual meeting of our shareholders to be held in 2003. Mr. Greenberg, age 71, has served as an independent consultant for the last eight years for various finance and retail organizations, assisting their development of internal finance programs to leverage product markets. Mr. Greenberg has also advised Easy Money Holding Corporation on various growth and acquisition strategies. Mr. Greenberg is the father of our President and Chief Executive Officer, David Greenberg and our Secretary and Treasurer, Tami VanGorder.

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        You should read carefully this prospectus supplement and the related prospectus dated March 29, 2002. In case there are any differences or inconsistencies between this prospectus supplement and the related prospectus, you should only rely on the information contained in this prospectus supplement.

        The information in this prospectus supplement is not complete and may be changed. Neither this prospectus supplement nor the related prospectus is an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.